Exhibit 10.19

Date of Grant:
Employee:
Account Number:
Threshold/Target/Maximum No. of Performance Units:

Performance Unit Agreement
(Award Pursuant to 2016 Employee Equity Incentive Plan, as amended)

This Agreement certifies that you have been awarded the number of performance units shown above (“Performance Units”), effective as of the date of grant set forth above (“Date of Grant”). Subject to the vesting and other provisions below, each Performance Unit represents the obligation of Aegion Corporation (the “Company”) to transfer one share of Class A common stock, par value $0.01 per share (“Common Stock”) to you at the time provided in this Agreement. This award (the “Award”) is granted to you pursuant to the 2016 Employee Equity Incentive Plan, as amended (the “Plan”), and is subject to the terms, conditions and restrictions in the Plan and those set forth below. Any capitalized, but undefined, term used in this Agreement shall have the meaning ascribed to it in the Plan.

References herein to “you” and “your” refer to the employee first named above. Your signature below constitutes your acceptance of this Award, your agreement to abide by the Company’s Code of Conduct and your acknowledgment of your agreement to all the terms, conditions and restrictions contained in this Agreement, including that this Agreement is accepted and entered into in the State of Missouri. You must return an executed copy of this Agreement to the Senior Vice President of Human Resources, or such person’s designee, in Chesterfield, Missouri by ___________, 2018, where it will be accepted, or this Agreement shall be void. In addition, except where prohibited by law, as a condition to the Award hereunder, you shall be required to sign any confidentiality, non-solicitation and/or non-competition agreement and/or acknowledgement of the Company’s right to recoup any incentive compensation from you as may be required by the Company.

Accepted by Employee                        AEGION CORPORATION

David F. Morris, Executive Vice President, Interim Chief Financial Officer, Chief Administrative Officer and General Counsel

Terms, Conditions and Restrictions

1.Grant of Performance Units. Subject to the terms and conditions contained in this Agreement and the Plan, the Company hereby grants to you the number of Performance Units designated above.
2.Performance Goals. The vesting of Performance Units is conditioned upon the achievement by the Company of certain cumulative/average three-year performance goals (“Performance Goals”), as established by the Compensation Committee of the Board of Directors (the “Compensation Committee”), and the vesting of the Performance Units may not occur, in whole or in part, if such Performance Goals are not achieved.
The cumulative/average Performance Goals for the period from January 1, 2018 to December 31, 2020 (the “Performance Period”) applicable to this Award are set forth in Appendix A to this Agreement.
3.Vesting of Performance Units upon Achievement of Performance Goals. Performance Units vest only upon the achievement of at least the threshold target of the cumulative/average Performance Goal for the Performance Period as set forth in Appendix A.
The vesting of Performance Units is weighted so that 75% of the maximum Performance Units subject to this Award will vest through the achievement of the cumulative total shareholder return (“TSR”) Performance Goal (the “TSR Goal”) for the Performance Period and 25% of the maximum Performance Units subject to this Award will vest through achievement of the average return on invested capital Performance Goal (the “ROIC Goal”) for the Performance Period, each as set forth in Appendix A to this Agreement.

The Compensation Committee has established threshold, target and maximum levels for each of the TSR Goal and ROIC Goal for the Performance Period as set forth in Appendix A.

a.
If the Company fails to achieve the threshold levels for either of the TSR Goal or the ROIC Goal for the Performance Period, no Performance Units attributable to that Performance Goal shall vest for the Performance Period.

b.	If the Company achieves the threshold level of the TSR Goal for the Performance Period, 18.75% of the maximum Performance Units under this Agreement shall vest.

c.	If the Company achieves the target level of the TSR Goal for the Performance Period, 37.5% of the maximum Performance Units under this Agreement shall vest.

d.	If the Company achieves the maximum level of the TSR Goal for the Performance Period, 75% of the maximum Performance Units under this Agreement shall vest.

e.
If the Company’s actual TSR performance for the Performance Period is negative, in no instance shall more than 37.5% of the maximum Performance Units under this Agreement vest with respect to the TSR Goal.

Subject to limitations set forth in this Award, the following shall apply to the ROIC Goal:

a.	If the Company achieves the threshold level for the ROIC Goal for the Performance Period, 6.25% of the maximum Performance Units under this Agreement shall vest.

b.	If the Company achieves the target level for the ROIC Goal for the Performance Period, 12.5% of the maximum Performance Units under this Agreement shall vest.

c.	If the Company achieves the maximum level for the ROIC Goal for the Performance Period, 25% of the maximum Performance Units under this Agreement shall vest.

To the extent that the Company achieves greater than the threshold level of any Performance Goal but less than the target level of such Performance Goal, or greater than the target level of any Performance Goal but less than the maximum level of such Performance Goal, the number of Performance Units that shall vest shall be calculated based on a straight-line, sliding scale using the vesting levels between which the Company’s actual performance falls as the end points for the calculation.
In the event of your death, the termination of your employment with the Company as a result of your Disability (as defined below), or the termination of your employment as a result of your Retirement (as defined below) (in each case, a “Good Leaver Termination”), you will vest in your Performance Units if and to the extent that the Performance Goals are achieved during the Performance Period. In the event of a Good Leaver Termination, the number of Performance Units that vest will be determined in the same manner as set forth in the immediately preceding paragraphs of this Section 3, but the number of earned Performance Units that vest will be calculated by multiplying the number calculated above by a fraction, (i) the numerator of which is number of whole months (without rounding) of your employment with the Company or a subsidiary thereof during the Performance Period and (ii) the denominator of which is 36. Any vested Performance Units determined in accordance with the previous sentence will be settled in accordance with Section 7 on the Payment Date (as defined below), and all other Performance Units that do not vest in accordance with the previous sentence will be forfeited effective as of the last day of the Performance Period.
For purposes of this Agreement: “Disability” shall mean that you are, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company; and “Retirement” shall mean your voluntary termination of your employment with the Company and its subsidiaries following (i) your attainment of the age of 55 with at least ten years of full-time service to the Company and/or its subsidiaries, (ii) your attainment of the age of 60 with at least five years of full-time service to the Company and/or its subsidiaries, or (iii) your attainment of the age of 65 (with no minimum full-time service requirements with the Company and/or its subsidiaries).
For purposes of this Agreement, “ROIC” shall be defined as: (i) net operating income after tax (using the Company’s effective income tax rate) adjusted for the effect of equity earnings/losses and noncontrolling interests; divided by (ii) total assets less current, long term liabilities (excluding debt) and cash and cash equivalents (unrestricted); provided, however, that any acquisitions made by the Company during the Performance Period shall be ignored in the calculation of ROIC.
The Compensation Committee shall have final authority with respect to the determination of ROIC and, in exercising such authority, may consult with the Company’s independent auditor and/or Audit Committee as it deems necessary and advisable.
With respect to the TSR Goal, the Compensation Committee has established a peer group of companies in the S&P Small Cap Industrial Index, plus companies that were in the previously active S&P 1500 Construction & Oil Index (as last constituted), plus any of Aegion’s current 18-company compensation peer group that are not included in the S&P Small Cap Industrial Index or the previously active S&P 1500 Construction and Oil index (as last constituted) (each, a “Custom Peer Company” and collectively, the “Custom Peer Group”). The Custom Peer Group shall be adjusted at the end of the Performance Period, in the discretion of the Compensation Committee, as follows:

(i)
In the event that, at any time during the Performance Period, a Custom Peer Company is no longer included in the S&P Small Cap Industrial Index, such company shall no longer be a Custom Peer Company, unless such Custom Peer Company was in the Custom Peer Group by virtue of being in Aegion’s current 18-company compensation peer group.

(ii)
In the event of a merger, acquisition or business combination transaction of a Custom Peer Company with or by another Custom Peer Company, the surviving entity shall remain a Custom Peer Company, without adjustment to its financial or market structure, provided that the surviving entity is still in the S&P Small Cap Industrial Index; provided, however, that, if one or both of the Custom Peer Group companies referred to in this subsection (ii) are not in the S&P Small Cap Industrial Index, the Compensation Committee shall make a determination whether such surviving entity should appropriate remain in the Custom Peer Group.

(iii)
In the event of a merger of a Custom Peer Company with or by an entity that is not a Custom Peer Company, or the acquisition or business combination transaction by a member of the Custom Peer Group of or with an entity that is not a Custom Peer Company, in each case, where the Custom Peer Company is the surviving entity, the surviving entity shall remain a Custom Peer Company, without adjustment to its financial or market structure, provided that the surviving entity is still in the S&P Small Cap Industrial Index; provided, however, that, if the Custom Peer Company involved in the merger, acquisition or business combination transaction described in this subsection (iii) above is not in the S&P Small Cap Industrial Index, the Compensation Committee shall make a determination whether such surviving entity should appropriate remain in the Custom Peer Group.

(iv) In the event of a merger or acquisition or business combination transaction of a Custom Peer Company with or by an entity that is not a Custom Peer Company, other form of “going private” transaction relating to any Custom Peer Company or the liquidation of any Custom Peer Company, where such Custom Peer Company is not the surviving entity or is otherwise no longer publicly traded, the company shall no longer be a Custom Peer Company.
(v) In the event of a bankruptcy of a Custom Peer Company, such company shall remain a Custom Peer Company, without adjustment to its financial or market condition.

A TSR Goal shall be met if the Company’s Relative TSR Percentile Rank (as defined below) exceeds such TSR Goal set forth on Appendix A.
“Company’s Relative TSR Percentile Rank” means the Company’s TSR Percentile Rank relative to the companies in the Custom Peer Group as determined by the Compensation Committee for the Performance Period.
“TSR Percentile Rank” means the percentile performance of the Company and each of the companies in the Custom Peer Group based on the TSR for each such company as determined by the Compensation Committee for the Performance Period.
The Company’s Relative TSR Percentile Rank will be calculated in a two-step process. First, the TSR will be calculated for the Company and each company in the Custom Peer Group. Then, the TSR Percentile Rank for the Company and each Custom Peer Company will be determined. The TSR and the TSR Percentile Rank will be determined by the Compensation Committee in accordance with the formula and methods approved by the Compensation Committee, as described below.
For purposes of this Award Agreement, the TSR of the Company and each of the companies comprising the Custom Peer Group will be calculated as follows:
Ending Stock Price - Beginning Stock Price + Dividends Paid
Beginning Stock Price
The beginning and ending stock prices in the above formula for TSR will be calculated using a trailing average approach (i.e., average of the closing stock prices for 20 consecutive trading days prior to the beginning and end of the Performance Period).
The above TSR formula assumes that dividends are paid and reinvested into additional shares of common stock on their ex-dividend dates. TSR will be adjusted for stock dividends, stock splits, spin-offs and other corporate changes having a similar effect.
The percentile performance for determining the TSR Percentile Rank will be measured using the Microsoft Excel function PERCENTRANK.
4.Change in Control. In the event of a Change in Control (as defined in this Section 4 below) occurring prior to the end of the Performance Period, the successor organization (the “Successor”) may substitute an equivalent award for this Award (a “Substitute Equivalent Award”). The Substitute Equivalent Award shall be a time-vested restricted stock unit award covering publicly traded shares of the Successor (or a public company that is a direct or indirect parent of the Successor following the Change in Control). The shares of publicly traded common stock subject to the Substitute Equivalent Award shall have a fair market value immediately following the Change in Control equal to the fair market value of the Award immediately prior to the Change in Control, with such fair market values being determined based on the highest price paid for a share of Common Stock in the Change in Control and on the assumption that, immediately prior to the Change in Control, the Award vested in the Deemed Vesting Amount (as defined below). The Substitute Equivalent Award will then (i) be settled on the Payment Date through the delivery of shares of the underlying common stock; (ii) from the date of grant of the Substitute Equivalent Award, be subject to vesting only on the basis of your continuing service with the Successor and its affiliates over a vesting period not longer than the remaining Performance Period; and (iii) provide for full and immediate vesting in the event of your termination of employment due to death, termination without “Cause” (as defined in this Section 4 below), or a resignation for “Good Reason” (as defined in this Section 4 below).

If a Substitute Equivalent Award is not or cannot be substituted for the Performance Units by the Successor upon a Change in Control occurring prior to the end of the Performance Period, the agreement entered into by the Company in respect of the Change in Control shall provide, and the Compensation Committee shall take such action as shall be necessary under Treas. Reg. Section 1.409A-3(j)(4)(ix)(B) promulgated under Section 409A of Internal Revenue Code of 1986, as amended (the “Code”), for this Award to terminate immediately prior to the Change in Control and, in connection such Award termination, for you to receive immediately prior to the Change in Control the Deemed Vesting Amount, determined, for all purposes of this Agreement, as if the day immediately prior to the Change in Control was the Payment Date. For purposes of this Agreement, “Deemed Vesting Amount” means the number of shares of Common Stock determined as if the Award had vested immediately prior to the Change in Control at the greater of: (i) the number of Performance Units that would vest based upon the “target” level for each of the Performance Goals (as set forth in Appendix A); and (ii) the number of Performance Units that would vest based upon actual performance for each of the Performance Goals through the date immediately prior to the Change in Control (with such adjustments to actual performance as the Compensation Committee determines to be necessary to reasonably take into account the completion of only a partial Performance Period). The termination and settlement of the Award under this paragraph shall be undertaken in a manner that complies with Section 409A of the Code, including without limitation, Treas. Reg. Section 1.409A-3(j)(4)(ix)(B).

If a Change in Control occurs after the end of the Performance Period and prior to the Payment Date, no Substitute Equivalent Award shall be made, and, notwithstanding Section 7, the Company will terminate the Award in the manner described above and settle your then vested Performance Units through the delivery to you (or in the event of your death, your beneficiary) immediately prior to the Change in Control of one share of Common Stock for each vested Performance Unit.

For purposes of this Agreement:
“Cause” shall mean:

(i)
breaching any employment, confidentiality, noncompete, nonsolicitation or other agreement with the Company, any written Company policy relating to compliance with laws (during employment) or any general undertaking or legal obligation to the Company;

(ii)
causing, inducing, requesting or advising, or attempting to cause, induce, request or advise, any employee, representative, consultant or other similar person to terminate his/her relationship, or breach any agreement, with the Company;

(iii)
causing, inducing, requesting or advising, or attempting to cause, induce, request or advise, any customer, supplier or other Company business contact to withdraw, curtail or cancel its business with the Company; or

(iv)
failing or refusing to perform any stated duty or assignment, misconduct, disloyalty, violating any Company policy or work rule, engaging in criminal conduct in connection with your employment, being indicted or charged with any crime constituting a felony or involving dishonesty or moral turpitude, violating any term in this Agreement, unsatisfactory job performance, or any other reason constituting cause within the meaning of Missouri common law.

a “Change in Control” shall mean:
(i) the acquisition by one person, or more than one person acting as a group, in a transaction or series of related transactions, of ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 30% of the total fair market value or total voting power of the stock of the Company; and/or

(ii)
a majority of the members of the Company’s board of directors is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors before the date of the appointment or election; and/or

(iii)
the consummation of a merger or consolidation of the Company other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior to the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least

50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; and/or

(iv)
the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is a consummated sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

The Award will not be terminated and settled immediately prior to the occurrence of a Change in Control unless the event constituting the Change in Control for purposes of this Agreement would also constitute a “change in ownership or effective control” of the Company or a “change in ownership of a substantial portion of the assets” of the Company within the meaning of Treas. Reg. Section 1.409A-3(i)(5) promulgated under Section 409A of the Code.

“Good Reason” shall mean, without your express written consent, the occurrence after a Change in Control of any one or more of the following:

(i)
a material reduction or alteration in the nature or status of your authorities, duties, or responsibilities from those in effect as of 90 calendar days prior to the Change in Control, other than an insubstantial and inadvertent act that is remedied by the Company or the Successor promptly after receipt of notice thereof given by you;

(ii)
the Company’s or the Successor’s requiring you to be based at a location in excess of 50 miles from the location of your principal job location or office in effect as of 90 calendar days prior to the Change in Control, except for required travel on the Company’s or the Successor’s business to an extent substantially consistent with your then present business travel obligations;

(iii)	a material reduction by the Company or the Successor of your base salary in effect as of 90 calendar days prior to the Change in Control; or

(iv)
the failure of the Company or the Successor to continue in effect any of the Company’s short- and long-term incentive compensation plans, or employee benefit or retirement plans, policies, practices, or other compensation arrangements in which you participate taken as a whole unless such failure to continue the plan, policy, practice, or arrangement pertains to all plan participants generally; or the failure by the Company or the Successor to continue your participation therein on substantially the same basis, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as existed 90 calendar days prior to the Change in Control.

5.Forfeiture of Performance Units. Any Performance Units that remain unvested after the calculation of the cumulative TSR Goal or the average ROIC Goal for the Performance Period or after distribution in connection with a Change in Control will be forfeited to and cancelled by the Company. In addition, except as set forth in Section 3 or 4, all unvested Performance Units will be forfeited and cancelled upon termination of your employment with the Company and its majority-owned subsidiaries for any reason, unless the Performance Period in which the Performance Units are eligible to vest has been completed and the Compensation Committee has yet to certify that the Performance Goals have been achieved.

6.Bookkeeping Account. The Company will record the maximum number of Performance Units granted to you under this Agreement to a bookkeeping account for you (the “Performance Unit Account”). Your Performance Unit Account will be adjusted from time to time for any stock dividends, stock splits, and other transactions in accordance with Section 9. The Performance Unit Account represents an unsecured promise of the Company to deliver shares of Common Stock as and when the Performance Units vest in accordance with this Agreement. Your rights to your Performance Unit Account will be no greater than that of other general, unsecured creditors of the Company. Performance Units do not earn dividend equivalents and are not adjusted for any ordinary dividends declared or paid by the Company during the period that the Performance Units remain outstanding.

7.Distribution of Shares of Common Stock. Each vested Performance Unit shall be settled through the delivery to you (or in the event of your death, your beneficiary) on the Payment Date of one share of Common Stock. For purposes of this Agreement, “Payment Date” means the date that a share of Common Stock is delivered by the Company to settle a vested Performance Unit and, except as otherwise provided in Section 4, shall be the first anniversary of the last day of the Performance Period (or on a date selected by the Company within the 30-day period immediately following such anniversary date). Distributions shall be made in shares of Common Stock and any fractional Performance Unit shall be rounded up to a whole unit. For the portion of the Performance Units that is tied to the TSR Goal (i.e., 75% of the Performance Units awarded under this Agreement), the number of shares of Common Stock you receive in settlement of your vested Performance Units shall be reduced to the extent necessary so that the fair market value of the Performance Units tied to TSR at vesting does not exceed the product of (i) the fair market value of a share of Common Stock on the Award Date multiplied by (ii) 400% multiplied by (iii) 75% of the Performance Units subject to this Award at Target (except that the 400% cap shall not apply upon the occurrence of a Change in Control).

8.Death Beneficiary Designation. You may designate a beneficiary or beneficiaries (contingently, consecutively or successively) to receive shares of Common Stock, if you die while Performance Units are held in your Performance Unit Account, and the Company will distribute upon vesting of the Performance Units shares of Common Stock equal in number to such vested Performance Units to your beneficiary(ies).
You may designate a beneficiary or beneficiaries from time to time, and you may change your designated beneficiary(ies). A beneficiary may be a trust. A beneficiary designation must be made in writing in a form prescribed by the Company and delivered to the Company while you are alive. If you do not have a designated beneficiary surviving at the time of your death, any transfer of shares of Common Stock will be made to your surviving spouse, if any, and if you do not have a surviving spouse, then to your estate.
9.Adjustments. Subject to Section 4 above, if there is any change in the Common Stock by reason of stock dividends, split-ups, mergers, consolidations, reorganizations, combinations or exchanges of shares or the like, the number of Performance Units then credited to your Performance Unit Account shall be adjusted appropriately so that the number of Performance Units reflected in your Performance Unit Account after such an event shall equal the number of shares of Common Stock a stockholder would own after such an event if the stockholder, at the time such an event occurred, had owned shares of Common Stock equal to the number of Performance Units reflected in your Performance Unit Account immediately before such an event. You shall not be eligible to receive such additional Performance Units until such time as the Performance Units awarded pursuant to this Agreement vest, and you shall only receive such portion of such additional Performance Units as shall be calculated based upon the portion of the Performance Units that actually vest pursuant to this Agreement.

10.Limitation on Transfer. Your Performance Units are not transferable by you. Except as may be required by U.S. federal income tax withholding provisions or by the tax laws of any state or country, your interests (and the interests of your beneficiaries, if any) under this Agreement are not subject to the claims of your creditors and may not be voluntarily or involuntarily sold, transferred, alienated, assigned, pledged, anticipated, or encumbered. Any attempt to sell, transfer, alienate, assign, pledge, anticipate, encumber, charge or otherwise dispose of any right to benefits payable hereunder shall be void and of no force or effect and shall result in a forfeiture of all affected Performance Units.

11.No Shareholder Rights. You will not have any stockholder rights, such as rights to vote or to receive dividends or other distributions, with respect to any Performance Units reflected in your Performance Unit Account until distribution of shares of Common Stock after vesting of the Performance Units. You will have only the adjustment rights provided in this Agreement.

12.Securities Law. Shares of Common Stock will not be distributed under this Agreement if such distribution would violate any U.S. federal or state or non-U.S. securities laws. The Company may take appropriate action to achieve compliance with those laws in connection with any distribution of Common Stock to you.

13.Taxes. The Compensation Committee (as defined in the Plan) may withhold delivery of shares of Common Stock upon vesting until you make satisfactory arrangements to pay any withholding, transfer or other taxes due with respect to the vesting or distribution of the Performance Units and the issuance of the underlying shares of Common Stock. You are responsible for the payment of all taxes applicable to any income realized upon the distribution of the shares of Common Stock after vesting of the Performance Units. Unless you provide written notice to the Company at least ninety (90) days prior to the vesting of the Performance Units that you will settle your tax obligation by paying cash, or unless otherwise determined by the Company in its sole discretion, the Company shall withhold and cancel a sufficient number of shares of Common Stock that would be otherwise issuable upon vesting of the Performance Units to satisfy any applicable tax withholding requirement or such other statutorily permissible amount, with the fair market value of such Common Stock for such purposes equal to the closing price per share of Common Stock as generally reported on the Nasdaq Stock Market (or such other exchange or market where the Common Stock is trading) on the date of distribution of the shares of Common Stock. If you elect to settle your tax obligation by paying cash, and do not make timely payment of your tax withholding obligation by cash or check by the date of distribution of the shares of Common Stock, the Company may, in its sole discretion, withhold and cancel a sufficient number of shares of Common Stock that would be otherwise issuable upon vesting of the Performance Units to satisfy your tax withholding obligation or other statutorily permissible amount in the manner set forth in this Section 13.

14.No Right to Continue as an Employee; No Right to Further Grants. This Agreement does not give you any right to continue as an employee of the Company or any of its subsidiaries for any period of time or at any rate of compensation, nor does it interfere with the Company’s or its subsidiaries’ right to determine the terms of your employment.

15.Rules of Construction. This Agreement shall be administered, interpreted, and construed in a manner consistent with Section 409A of the Code to the extent necessary to avoid the imposition of additional taxes under Section 409A(a)(1)(B) of the Code. Should any provision of this Agreement be found not to comply with, or otherwise be exempt from, the provisions of Section 409A of the Code, such provision shall be modified and given effect (retroactively if necessary), in the sole discretion of the Compensation Committee, and without your consent, in such manner as the Compensation Committee determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Section 409A of the Code. In particular, where the time of payment is predicated upon a termination of employment, termination of employment shall mean a separation from service as defined in the regulations under Section 409A of the Code. Such regulations are hereby incorporated by reference where applicable.

16.Interpretations Binding. The interpretations and determinations of the Compensation Committee are binding and conclusive. This Agreement is entered into in Missouri and its terms shall be governed by and interpreted in accordance with the laws of the State of Missouri without regard to conflict of law principles.

17.Jurisdiction. Any suit or other legal action to enforce the terms of this Agreement or any document or agreement referenced herein must be brought in the St. Louis County, Missouri Circuit Court or (if federal jurisdiction exists) the U.S. District Court for the Eastern District of Missouri. You agree that venue and personal jurisdiction are proper in either such court, and waive all objections to jurisdiction and venue and any defense or claim that either such forum is not the most convenient forum.

18.Termination of Right to Receive Shares; Recoupment. You understand and agree that your right to receive and retain the Performance Units granted herein (and the benefits thereof) is conditioned on your compliance with the terms of this Agreement and any agreement referenced herein. In the event you violate this Agreement or any other agreement referenced herein, then in addition to and not in lieu of any other rights and remedies available to the Company for such breach, all of which are expressly reserved, the Company may: (i) cancel any Performance Units that are unvested or vested but not yet issued to you; and (ii) recover from you any and all common stock issued to you under any Performance Units, or an amount equal to the value of the same, with such value being the fair market value of the common stock at the close of business on the date that the shares were issued under the Performance Units.